SEVENTH MODIFICATION OF LEASE

This Seventh Modification of Lease made as of this 7th day of February, 2013 by and between JEFFREY MANAGEMENT CORP. AS MANAGER FOR FRENCH PARTNERS LLC AND NEW YORK FRENCH BUILDING CO-INVESTORS, LLC, TENANTS-IN-COMMON, having an address at 7 Penn Plaza, New York, New York 10001 (hereinafter referred to as the "Landlord") and INTER PARFUMS, INC., having an address at 551 Fifth Avenue, New York, New York 10176 (hereinafter referred to as the "Tenant").

W I T N E S S E T H

WHEREAS, Landlord’s predecessor in interest and Tenant’s predecessor in interest have entered into a certain lease dated January 13, 1992, as amended by Modification of Lease dated June 17, 1994, Second Modification of Lease dated April 30, 1997, Third Modification of Lease dated June 17, 2002, Fourth Amendment of Lease dated February 14, 2006, Fifth Modification of Lease dated June 23, 2006 and Sixth Modification of Lease dated February 24, 2011 (hereinafter collectively referred to as the "Existing Lease") for Suite 1522, Suite 1502, Suite 1501 and Suite 1501A as more fully indicated on the attached Exhibit “A” (hereinafter referred to as the " Demised Premises") in the building known as 551 Fifth Avenue, New York, New York 10176 (hereinafter referred to as the "Building").

WHEREAS, immediately prior to the execution of this Seventh Modification of Lease by both parties hereto, Tenant entered into an Assignment and Assumption of Lease (a copy of which is attached hereto and marked Exhibit “F”) with JEAN PHILIPPE FRAGRANCES, LLC, assigning over all of JEAN PHILIPPE FRAGRANCES, LLC right, title and interest in the Lease to INTER PARFUMS, INC. and INTER PARFUMS, INC., shall be assuming all of the obligations of the Lease.

WHEREAS, Landlord shall consent to such Assignment and Assumption of Lease WHEREAS, Landlord and Tenant desire to amend the Existing Lease as hereinafter provided. The Existing Lease, as hereinafter amended shall be referred to as the Lease.

NOW THEREFORE, in consideration of these premises, mutual covenants and agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged the parties hereby agree as follows:

I. All of the capitalized terms used in the Seventh Modification of Lease not defined herein have the same meaning as described in the Existing Lease.

1

II. Landlord and Tenant agree to extend the term of the Existing Lease for the Demised Premises which is currently scheduled to expire February 28, 2013 so that the new expiration date shall be March 31, 2013 and Tenant shall continue to occupy the Demised Premises pursuant to the terms and conditions of the Existing Lease, including the obligation to pay Annual Rent and additional rent, through March 31, 2013.

III. Commencing on the later of (i) October 1, 2013 or (ii) the date Landlord delivers the Demised Premises to Tenant with Landlord’s Work and Landlord’s Base Building Work (defined hereafter) substantially completed (“Seventh Amendment Commencement Date”):

A. Landlord and Tenant agree to further extend the term of the Lease for the entire Demised Premises, so that the new expiration date shall be the last day of the one hundred twenty-fifth (125th) full month following the Seventh Amendment Commencement Date (the “Seventh Amendment Expiration Date”). (The period commencing on the Seventh Amendment Commencement Date through the Seventh Amendment Expiration Date is hereinafter referred to as the “Extended Term”). Except as expressly set forth in this Agreement, all terms, conditions, covenants and agreements set forth in the Lease shall be applicable to Tenant’s occupancy of the Demised Premises during the Extended Term.

In accordance with Article V hereafter, Tenant shall vacate the Demised Premises on or before March 31, 2013 in order for Landlord to perform Landlord’s Base Building Work and Landlord’s Work, as defined in Article IV hereafter. Landlord and Tenant agree that from the period commencing April 1, 2013 until the Seventh Amendment Commencement Date (“Temporary Space Term”), the Existing Lease and all of the terms, conditions, covenants and agreements set forth in the Existing Lease shall be applicable to Tenant’s occupancy of the Temporary Space, except (i) provided Tenant has vacated the Demised Premises on March 31, 2013, the Tenant shall not be obligated to pay any Annual Rent or additional rent due for the Demised Premises during the Temporary Space Term; and (ii) the Tenant shall be obligated to pay the annual rate for the Temporary Space (defined in Article V) during the Temporary Space Term as set forth in Article V hereafter.

B. The Annual Rent that Tenant shall be obligated to pay during the Extended Term for the Demised Premises shall be as more fully indicated on the attached Exhibit “B”.

C. Article 35A of the Lease, as amended, shall be further amended for the entire Demised Premises as follows:

2

(i)	On the third (3rd) line the number “2.209” as amended by the Modification of Lease, Second Modification of Lease, Third Modification of Lease, Fourth Modification of Lease, Fifth Modification of Lease and Sixth Modification of Lease, shall be deleted and replaced with the number “3.92”.
(ii)	On the sixth (6th) line the language “July 1, 1992 through June 30, 1993” as amended by the Modification of Lease, Second Modification of Lease, Third Modification of Lease, Fourth Modification of Lease, Fifth Modification of Lease and Sixth Modification of Lease, shall be deleted and replaced with the language “July 1, 2013 through June 30, 2014.

D. Article 36 of the Lease shall be deleted in its entirety. It being the intent of the parties that the Tenant shall be no longer be obligated to pay any increase in Annual Rent based on Operating Expenses, as defined in the Lease, and all references in the Lease to Operating Expenses shall be deleted and declared null and void and of no further force and effect. In lieu thereof, the parties hereto agree that Tenant shall pay an annual increase in the Annual Rent due, in accordance with the attached Exhibit “B”.

III. Article 37 of the Lease as amended, shall be deleted in its entirety and replaced with the following:

“A. Supplementing Article 12 hereof, Landlord agrees that it will install prior to the Seventh Amendment Commencement Date, at Landlord’s sole cost and expense, a meter or meters to measure the electricity consumed by Tenant's light fixtures, office and other equipment in the Demised Premises including, but not limited to, the air-conditioning and compressor equipment exclusively servicing the Demised Premises that provide air-conditioning for the Demised Premises. [PRIVATE]

B. The above electric shall be supplied by Landlord to the Demised Premises on a submetered basis and Tenant shall pay to Landlord in respect thereof, as additional rent, the sum of (i) an amount determined by multiplying the consumption of KW hours and KW demand consumed by the Tenant within the Demised Premises as recorded on the submeter or submeters servicing the Demised Premises by the same utility Service Classification under which the Landlord purchases electricity at the consumption level for which Tenant qualifies, and (ii) Landlord’s administrative charge of five (5%) percent of the amount referred to in (i) above, for overhead and supervision.

3

C. Where more than one meter measures such electric to Tenant, the electric service rendered through each meter shall be aggregated and billed together in accordance with the provisions hereinabove set forth.  Bills for the electric consumption shall be rendered to Tenant at such time as Landlord may elect.  Tenant shall pay the amount of the charge for electric as set forth on said bills within thirty (30) days after rendition of such bill.  Tenant shall have, at its own cost and expense, the right to have its representative present at the time of meter readings to verify same.  Landlord shall, upon Tenant's request, furnish Tenant with copies of the underlying bills that Landlord receives from the public utility. Landlord represents that the electrical current and the capacity of the existing feeders and risers in the Building are reasonable for the normal business operations of the Tenant.

D. Tenant shall not make alterations or additions to the electric equipment, and/or appliances other than general office lighting and business machines without first obtaining written consent from the Landlord in each instance, which Landlord shall not unreasonably withhold or delay provided same are consistent with the capacity of the risers servicing the Demised Premises.  Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed provided such loss or damage is not attributable to the negligence or wrongful action of Landlord.  Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the building or the risers or wiring installation.  Any riser or risers to supply Tenant's increased electricity requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, if, in Landlord’s sole judgment reasonably exercised, the same are necessary and will not cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other Tenants or occupants.

E. Landlord reserves the right to terminate the furnishing of electricity to the Demised Premises on a submetered basis at any time, upon ninety (90) days' written notice to Tenant, in which event, Tenant may make application, at its own cost and expense, directly to the utility company servicing the Building for Tenant's entire separate supply of electric current and Landlord shall permit its wires and conduits to the extent available and safely capable to be used for such purpose.  Landlord upon the expiration of the aforesaid ninety (90) day period and such longer time as shall be reasonable to enable Tenant to install the wiring necessary to enable Tenant to purchase electricity directly from the public utility serving the Building may discontinue furnishing the electric current, in which event, Tenant's liability for the portion of the rent attributable to electricity being furnished by Landlord shall terminate as of the date of discontinuance of the supplying of electric current, but this Lease shall otherwise remain in full force and effect.  Tenant agrees that it will bear the expense in converting the Demised Premises.

4

IV. A. Tenant agrees to accept the Demised Premises in its present "as is" condition and Landlord shall not be required to do any work or furnish any materials in connection therewith, except Landlord agrees to perform the following work as more fully indicated on the attached Exhibit “C” (“Landlord’s Base Building Work”).

B. In addition, Landlord shall construct the Demised Premises (“Landlord’s Work”) pursuant to the preliminary plans attached hereto and marked Exhibit “D”. Landlord and Tenant agree that the Landlord’s Work, will be performed at Landlord’s sole cost and expense, subject to the following sentence. The cost to perform Landlord’s Work shall be limited to the amount equivalent to $55.00 per rentable square foot, which cannot exceed $926,255.00 (“Landlord’s Contribution”). Landlord and Tenant agree that any cost above Landlord’s Contribution shall be borne by Tenant. Landlord and Tenant acknowledge and agree that the Landlord’s architect is currently preparing final architectural and construction plans (the “Plans”) for Landlord’s Work.  Landlord agrees to submit such Plans to Tenant for Tenant’s approval.  The Plans will be subject to Tenant’s prior written approval which shall not be unreasonably withheld or delayed.  Tenant will deliver to Landlord written approval of the Plans and/or written notice of any objections Tenant has to the Plans no later than seven (7) business days after Tenant’s actual receipt of the Plans from Owner.  Landlord will cause the Plans to be revised to satisfy Tenant’s reasonable objections and resubmit to Tenant within seven (7) business days after Landlord’s receipt of Tenant’s objection, if any.  The terms as described in this paragraph shall be in effect until such time as Landlord and Tenant mutually approve the Plans. Tenant’s approval of the Plans shall occur no later than March 31, 2013 and any delay in the Tenant’s approval of the Plans beyond March 31, 2013 shall be deemed a Tenant Delay (hereafter defined).

5

C. Landlord and Tenant agree that upon approval of the Plans (hereinafter referred to as the “Final Plans”) by both parties Landlord shall submit the Final Plans to three (3) general contractors offices for bidding purposes. The decision as to which bid shall be selected shall be solely the Landlord’s. Both parties hereto agree to use their diligent, reasonable efforts to complete the Final Plans on a timely basis and to move forward with the completion of the construction of the Landlord’s Work. Landlord and Tenant agree that Landlord’s contractor shall be the contractor selected pursuant to a procedure whereby the Final Plans are submitted to three (3) contractors, selected by Landlord, subject to the above, who are requested each to submit a sealed fixed price contract bid price to construct the Landlord’s Work designated on the Final Plans, to Landlord. Within five (5) days of Landlord’s receipt of the bids and their review, Landlord shall forward the bids to Tenant for Tenant’s review with a recommendation of Landlord as to who the successful bidder should be. Tenant shall have the right to reduce the scope of Landlord’s Work or the quality of materials to be used and otherwise to “value engineer” Landlord’s Work to lower the cost thereof. Landlord, after such value engineering, in its sole discretion, after adjustments for the inconsistent assumptions to reflect “apples to apples” comparison, shall select one (1) of the bidders and such contractor shall enter into a construction contract with Landlord consistent with the terms of the bid to perform Landlord’s Work, which will establish the final cost of Landlord’s Work (“Final Cost”). Tenant shall reimburse Landlord for the difference between Landlord’s Contribution and the Final Cost within thirty (30) days of Tenant’s receipt of written notice by Landlord of the Final Cost.

D. “Tenant Delay” means any delay which Landlord may encounter in the performance of Landlord’s obligations under this Lease to the extent that Landlord encounters such delay by reason of (i) any act or omission of any nature of Tenant, Tenant’s agents or contractors, (ii) delays by Tenant in violation of this Lease in submission of information, (iii) delays due to the postponement of any portion of Landlord’s Work or Landlord’s Base Building Work, whichever the case may be, at the request of Tenant, and/or (iv) the time delay as a result of the performance of change orders. Any such Tenant Delay shall continue only through the date that such activity or occurrence shall cease to constitute a delay; provided that all simultaneous delays shall be deemed to run concurrently and not consecutively and shall not be “double” counted. In the event that Substantial Completion of the Landlord’s Work or Landlord’s Base Building Work, whichever the case may be, is actually delayed by reason of one or more Tenant Delay, Tenant agrees that the Seventh Amendment Commencement Date shall be deemed to be the date that the Landlord’s Work or Landlord’s Base Building Work, whichever the case may be, would have been Substantially Completed had the same not been so delayed due to such Tenant Delays. Landlord agrees that, subject to Tenant Delay, each item of Landlord’s Work or Landlord’s Base Building Work, whichever the case may be, shall be prosecuted with due diligence; provided, however, that nothing contained in this Article IV shall be deemed to impose upon Landlord any obligations to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever.

6

E. As to any construction performed by any party in the Demised Premises, including Landlord’s Work or Landlord’s Base Building Work, whichever the case may be, “Substantial Completion” or “Substantially Completed” or “Substantially Complete” means that such work has been completed in accordance with (1) the provisions of this Lease applicable thereto, (2) the Final Plans for such work, and (3) all applicable legal requirements, except for details of construction, decoration and mechanical adjustments, if any, the non-completion of which do not materially interfere with Tenant’s use of the Demised Premises, or which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Demised Premises (collectively, “Punch List Items”).

V. Tenant wishes to lease additional space in the Building, known as Suite 1406 on a temporary basis, as more fully indicated on the attached Exhibit “E” from the Landlord (hereinafter referred to as the “Temporary Space”) and provided Tenant is not in default of any of the terms, covenants or conditions of the Lease, Landlord is willing to lease said Temporary Space to Tenant.

A. Commencing on April 1, 2013 (“Temporary Space Commencement Date”),

Landlord hereby leases to Tenant the Temporary Space pursuant to the terms, covenants and conditions of the Lease, as hereinafter amended, and Tenant hereby accepts for lease from Landlord the Temporary Space on a month to month basis, until the day prior to the Seventh Amendment Commencement Date (“Temporary Space Term”).

B. The annual rental rate for the Temporary Space only shall be $48,000.00 per month for the Temporary Space during the Temporary Space Term.

C. Tenant agrees to accept the Temporary Space in its present "as is" condition and Landlord shall not be required to do any work or furnish any materials in connection therewith except Landlord agrees to perform the following work;

7

(i) Construct a trimmed opening between the unfinished portion and pre-built portion of the Temporary Space; and

(ii) Purchase and install ductwork and diffusers for Tenant’s air conditioning in the unfinished portion of the Temporary Space; and

(iii) Remove any paint chips on the ceiling in the unfinished portion of the Temporary Space.

D. Tenant understands that the Landlord requires the vacating of the Temporary Space in a timely fashion, in order for the Landlord to lease the Temporary Space to another tenant. Accordingly, Tenant agrees, upon receipt of Landlord’s fifteen (15) day written notice that Landlord’s Work and Landlord’s Base Building Work is Substantially Completed, Tenant agrees to vacate the Temporary Space leaving same broom clean in good order and condition. If Tenant fails to vacate the Temporary Space by the expiration of said fifteen (15) day period, then in addition to paying the Annual Rent and additional rent due for the Demised Premises, Tenant further agrees to be obligated to pay three (3) times the amount of the Annual Rent and additional rent currently due for the Temporary Space for any portion of each month that Tenant fails to vacate the Temporary Space after said fifteen (15) notice.

VI. Notwithstanding anything contained herein, provided Tenant is not in default of any of the terms, covenants and conditions of this Lease, Landlord and Tenant agree that Tenant shall not be obligated to pay any Annual Rent for the months the later of (i) November, 2013, November, 2014, September, 2016, September, 2017 and September, 2018; or (ii) second (2nd), fourteenth (14th), thirty-sixth (36th), forty-eighth (48th) and sixtieth (60th) full months following the Seventh Amendment Commencement Date. Tenant agrees however that the credit due for the months the later of (i) November, 2014, September, 2016, September, 2017 and September, 2018; or (ii) fourteenth (14th), thirty-sixth (36th), forty-eighth (48th) and sixtieth (60th) full months following the Seventh Amendment Commencement Date will be limited to the monthly Annual Rent due and payable by Tenant during the first year of the Extended Term ($66,666.67) per month. Tenant shall be obligated to pay all remaining Annual Rent, additional rent and utility charges (including the monthly submetered electric charge), as additional rent due during the above mentioned "rent free" period.

VII. Pursuant to the terms and conditions of the Lease, Tenant has heretofore deposited with Landlord the sum of $14,137.50 plus any accrued interest, as security thereunder, which Landlord acknowledges receipt thereof.

Provided that prior to the Seventh Amendment Commencement Date, Landlord shall not have used, applied or retained the whole or part of said sum of $14,137.50 plus any accrued interest, the parties hereto agree that said sum of $14,137.50 plus any accrued interest, shall be held by Landlord as security hereunder pursuant to the provisions of Articles 33 and 55 of the Lease.

8

Article 55 of the Lease shall be amended so that on the fifth (5th) line of the second (2nd) paragraph after the language “security deposit” the following language shall be added: “(not to exceed the actual interest earned on the security deposit)”.

VIII. Article 50 of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant represents that it has dealt with no broker other than Jeffrey Management Corp. Tenant agrees to indemnify and hold Landlord harmless (including attorneys' fees) from and against any and all claims for brokerage commissions made by any other party claiming to act for or on behalf of Tenant concerning this transaction.”

IX. This Seventh Modification of Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and permitted assigns.

X. Except as herein expressly modified, all terms, covenants and conditions of the Lease are hereby ratified and certified in all respects thereto.

IN WITNESS WHEREOF the parties hereto have executed this instrument as of the day first above written.

JEFFREY MANAGEMENT CORP. AS MANAGER FOR FRENCH PARTNERS LLC AND NEW YORK FRENCH BUILDING CO-INVESTORS, LLC, TENANTS-IN-COMMON

By:	/s/ unintelligible

INTER PARFUMS, INC.

By:	/s/ Russell Greenberg
Russell Greenberg, Executive Vice President

9

EXHIBIT A

10

EXHIBIT "B"

Term			Monthly	Annual Rent
**10/1/2013	-	9/30/2014	$66,666.67	$800,000.00
10/1/2014	-	9/30/2015	$67,666.67	$812,000.00
10/1/2015	-	9/30/2016	$68,681.67	$824,180.00
10/1/2016	-	9/30/2017	$69,711.89	$836,542.70
10/1/2017	-	9/30/2018	$70,757.57	$849,090.84
10/112018	-	9/30/2019	$78,134.31	$937,611.70
1011/2019	.	9/30/2020	$79,306.32	$951,675.88
10/112020	-	9/30/2021	$80,495.92	$965,951.01
10/112021	-	9/30/2022	$81,703.36	$980,440.28
1011/2022	-	9/30/2023	$82,928.91	$995,146.88
10/l/2023	-	2/29/2024	$84,172.84	$1,010,014.09

** Dates subject to adjustment pursuant to Article II of the Seventh Modification of Lease

11

EXHIBIT C

Landlord’s Base Building Work

1.	Architectural Plans: Landlord shall at Landlord’s sole cost and expense provide Tenant with architectural and construction plans.

2.	Demolition: Suite 1500 shall be demolished. Landlord shall prepare the Premises so that it is clean and free from any debris with an ACP-5, allowing Tenant construction to begin.

3.	Flooring: Flooring for Suite 1500 shall be scraped, patched and smoothed as needed allowing floor to receive floor covering.

4.	Electric: Up to six (6) watts, connected load, per rentable square foot is available for Tenant general use.

5.	Elevators: A total of six (6) elevators service the fifteenth (15th) floor consisting of five (5) passenger elevators and one (1) service elevator.

6.	HVAC: Landlord shall deliver the existing air conditioning system which exclusively services the Demised Premises in good and working order. Tenant will be responsible for duct and distribution. All radiators to be in good working order including new Danfoss valves.

7.	Supplemental Cooling and Electric: Space will be made available for supplemental air-conditioning which shall be provided at Tenant’s cost. Tenant’s electric for supplemental cooling shall be sub-metered. Condenser water for the Tenant’s supplemental air-conditioning unit(s) will be charged at the rate of .75¢ per ton per hour.

8.	Telecommunication Infrastructure: Landlord shall provide Tenant with ample space in the Building’s riser or sleeves for Tenant’s electric and telecommunication infrastructure.

9.	Life Safety System:
a)	Landlord shall install a fully operational life safety system for the Premises;
b)	Landlord shall install a combination standpipe/sprinkler risers, pumps, valves connections and a main sprinkler loop, which is fully operational, code compliant and ready for Tenant branch piping and sprinkler head installation ;
c)	Landlord shall make available fire alarm system modes and points on each floor for Tenant’s strobes and connections. Tenant, at Tenant’s expense, shall provide all points within the Premises, tie-ins and software reprogramming. All fire and safety systems, including alarms, speakers, communications, etc. shall be in full service and available on all floors within the Premises. Landlord shall install strobes and fire detection system in restrooms;
d)	Fireproofing, if any, of any exposed structural steel will be installed as required by the Building Code. However, Tenant will be responsible for reapplication of fireproofing, as required, due to Tenant Improvements.
e)	Fire doors, if any, that are required outside the Premises, shall be provided by Landlord at its sole cost and expense.

Windows:

a)	Landlord shall clean all windows and replace glass if broken;
b)	Landlord shall scrape and strip to the metal, prime and paint all existing window frames in a building standard manner;
c)	Landlord shall make all existing window sashes to be in working order and if necessary install new window locks;
d)	Landlord shall replace all existing weather stripping;
e)	Landlord shall be responsible for windows repairs thru out the Lease term.

12

EXHIBIT D

FIFTH AVENUE
45th STREET
NORTH
FLOOR PLAN

QTY	DESCRIPTION
2	Reception/waiting area
3	Accounting office
5	Int'l & Anna Sui office
5	Package development office
5	Planning & purchasing office
2	Product development office
7	Marketing Office
1	Mass market office
4	Conference room
19	Bench work station
28	Cubicle work station
1	Pantry/lunch room
1	Mailroom
2	Print/copy area
1	IT Room
77	PERSONNEL

SYDNESS ARCHITECTS

1150 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10036
212/719 4777
www.sydnessarchitects.com

project # 107-94-031_R4

THE FEIL ORGANIZATION

INTER PARFUMS, INC., SUITE 1501

DATE: 01/02/13 SCALE: AS NOTED

CONTACT:
LEASING AGENT
KEVIN DRISCOLL
212-279-7600 X298
kdriscoll@feilorg.com

13

EXHIBIT E

14

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF LEASE

WITH CONSENT OF LANDLORD

THIS ASSIGNMENT AND ASSUMPTION OF LEASE WITH CONSENT OF LANDLORD is made this ___ day of _____, 2013, by and among JEAN PHILIPPE FRAGRANCES, LLC, a New York limited liability company, (“Assignor”), INTER PARFUMS, INC., a Delaware corporation (“Assignee”) and parent company of Assignor, and JEFFREY MANAGEMENT CORP. AS MANAGER FOR FRENCH PARTNERS LLC, AND NEW YORK FRENCH BUILDING CO-INVESTORS, LLC, TENANTS-IN-COMMON (“Landlord”).

W I T N E S S E T H

Whereas, Landlord’s predecessor in interest and Tenant’s predecessor in interest have entered into a certain lease dated January 13, 1992, as amended by Modification of Lease dated June 17, 1994, Second Modification of Lease dated April 30, 1997, Third Modification of Lease dated June 17, 2002, Fourth Amendment of Lease dated February 14, 2006, Fifth Modification of Lease dated June 23, 2006 and Sixth Modification of Lease dated February 24, 2011 (hereinafter collectively referred to as the “Lease”) for the entire fifteenth (15th) floor (hereinafter referred to as the “Current Demised Premises”) in the building known as 551 Fifth Avenue, New York, New York 10176 (hereinafter referred to as the “Building”).

Whereas, Assignor desires to assign the Lease, Assignee desires to take such assignment and assume all obligations of the Lease, and Landlord is willing to consent to such assignment and assumption.

NOW, THEREFORE, the parties hereby agree as follows:

ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS, that Assignor for value received, does hereby assign, transfer and set over to Assignee, all of Assignor’s right, title and interest in and to the Lease, to have and to hold the same unto Assignee, its successors and assigns, from the date hereof, for and during the remainder of the term thereof, subject to the rents, covenants, conditions, provisions therein contained.

ASSUMPTION

The Assignee, in consideration of the above assignment, does hereby accept the same and hereby unconditionally agrees to be bound by all of the covenants, agreements, terms, provisions and conditions set forth in the Lease.

CONSENT TO ASSIGNMENT

Landlord hereby consents to the assignment and assumption as set above.

[Balance of page intentionally left blank -

The Signature Page(s) to this Instrument Follow].

15

In Witness Whereof, the parties hereto have executed and delivered this instrument the date first above written.

Assignor:

JEAN PHILIPPE FRAGRANCES LLC By: Inter Parfums, Inc., Sole Member By: /s/ Russell Greenberg Russell Greenberg, Executive Vice President

Assignee:

INTER PARFUMS, INC. By: /s/ Russell Greenberg Russell Greenberg, Executive Vice President

Landlord:

JEFFREY MANAGEMENT CORP. AS MANAGER FOR FRENCH PARTNERS LLC AND NEW YORK FRENCH BUILDING CO- INVESTORS, LLC, TENANTS-IN-COMMON By: /s/ [unintelligible] [name] [title]

16